SETTLEMENT AGREEMENT


      This Settlement Agreement (the "Agreement") is made as of the 5th day of April, 1995 between Geodynamics Corporation, a California corporation ("Geodynamics") and Alney A. Baham ("Baham") (collectively "the Parties") with reference to the following facts:

     A.   Baham is an employee of Geodynamics, most recently as a
Senior  Systems Engineer in Valley Forge, Pennsylvania.   He  has
been suspended without pay since January 1, 1995.

      B. From mid-1994 through the date of the Geodynamics Annual Meeting of Shareholders held on February 16, 1995 (the "Annual Meeting"), Baham conducted various proxy solicitations to the shareholders of Geodynamics including the presentation of an opposing slate of nominees for election to the Geodynamics Board of Directors (the "Board") at the Annual Meeting.

       C. Baham has claimed that Geodynamics libeled and slandered him causing damage to his reputation.

      D. Geodynamics and Baham each deny the allegations of wrongdoing made by the other.

      E. Geodynamics and Baham wish to resolve the various disputes which have arisen between them, to provide for the termination of Baham's employment by Geodynamics, to settle Baham's claims for damages to his reputation and emotional distress and to establish the guidelines respecting the continued relationship between Baham and Geodynamics.

      F. This settlement is the compromise of a disputed claim and neither the payment hereunder nor this Agreement is to be construed as an admission of liability on the part of any of the settling parties. In settling this matter, it is the desire of the parties to terminate their disputes and buy their peace.
      Accordingly, in consideration of the foregoing premises and the agreements contained herein, Geodynamics and Baham agree as follows:

          1. Effective Date. Geodynamics shall be bound by the Agreement only if it is approved by a majority of the members of the Board of Geodynamics; provided, however, that Geodynamics' obligations under subparagraph 2 (a) (5) and paragraph 5 shall be effective upon execution of this Agreement. The date Geodynamics' Board of Directors approves this Agreement shall be referred to as the "Effective Date." If no such approval is given, this Agreement, except for subparagraph 2 (a) (5) and paragraph 5, shall be null and void.

          2.   Termination of Employment; Payments to Baham.

                (a) Concurrently with the Effective Date of this Agreement, Baham's employment with the Company shall terminate, and Geodynamics shall pay to Baham an amount equal to:

                     (1)  $21,176.65, representing Baham's unpaid
salary during the period January 1, 1995 through March 3, 1995, Baham's accrued vacation pay through March 3, 1995, and nine days of pay attributable to Baham's time to relocate from Pennsylvania to California;

                     (2)   the  sum  of $200,000 as  damages  for
emotional distress and injury to Baham's reputation both arising from allegedly libelous and slanderous conduct by Geodynamics;

                     (3)   the  sum of $95,000 arising  from  the
alleged wrongful termination of Baham's employment; and

                    (4)  $4,375.00, reflecting the value on March
3, 1995 of Baham's options in a cashless exercise of those options.

                     (5)   Geodynamics will reimburse  Baham  for
relocation  expenses  in the amount of $6,000.00.   In  addition,
Geodynamics also will reimburse Baham $5,865.04 for expenses incurred by Baham as a Geodynamics employee.

                (b) On the Effective Date all of Baham's rights to participate in any and all employee benefits of Geodynamics shall cease (other than his COBRA rights), notwithstanding the consulting arrangement established by Section 4 hereof, provided, however, that Geodynamics shall make a contribution to Baham's self-directed pension accounts of all sums due to Baham under Geodynamics' pension plan for the period ended March 10, 1995. It is acknowledged and agreed that Baham's pension accounts are 100% vested, are not subject t any claim by Geodynamics and that Baham may, at his discretion continue to maintain those accounts with Geodynamics' designated trustee so long as it is permissible for terminated employees to do so under Geodynamics' pension plan and the contracts for administration of the plan.

          3.   General Releases:

                (a) In consideration of the agreements contained herein, Geodynamics, on the one hand, and Baham and Baham's spouse (by execution of a joinder concurrently herewith), on the other hand, on behalf of themselves, their successors, assigns, grants, heirs, administrators and representatives, each fully and forever release and discharge the other(s) of them and their respective officers, directors, employees, attorneys, agents, insurers and affiliates from any and all cause or causes of actions, actions, judgments, liens, indebtedness, damages, losses, claims, liabilities, and demands of whatsoever kind or character, known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, whether or not heretofore brought before any state or federal court or before any state or federal agency or other governmental entity, whether statutory or common law ("Claims") to the Effective Date, including without limitation on the generality of the foregoing, any and all claims, demands or causes of action attributable to, connected with or incidental to Baham's claims for libel, slander and infliction of emotional distress and to the employment or potential employment of Baham by Geodynamics and the separation of that employment, or otherwise. This release is intended to apply to any Claims arising from federal, state or local laws which prohibit discrimination on the basis of race, national origin, sex, religion, age, marital status, pregnancy, handicap, perceived handicap, ancestry, sexual orientation, family or personal leave or any other form of discrimination, any Claims for severance pay, sick leave, family leave, workplace injury, vacation, life insurance, bonuses, incentive compensation, health insurance, disability or medical insurance or any other fringe benefit or compensation, and all rights and Claims arising under the Employee Retirement Income Security Act of 1974 ("ERISA"), or pertaining to ERISA regulated benefits.

                (b)   IT  IS EXPRESSLY UNDERSTOOD that California
Civil Code Section 1542 provides as follows:

                A  general release does not  extend  to
          claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which is known by him must have materially affected his settlement with the debtor.

THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542 ARE HEREBY EXPRESSLY WAIVED BY EACH OF THE PARTIES HERETO to the fullest extent that a party may waive all such rights and benefits, if any, of such provisions pertaining to the matters released herein. In addition, each of the parties hereto hereby waives any similar provision in any other jurisdiction, if in any way applicable, and each of the parties hereto acknowledges that these waivers are an essential and material term of this Agreement. In connection with such waiver, each of the parties hereto acknowledges that such party has been advised of and has considered the possibility that such party may not now fully know the number or magnitude of all the Claims that such party may have against any other party hereto with respect to the matters released herein, and that such party may hereafter discover Claims presently unknown or unsuspected, or facts in addition to or different from those that such party now knows or believes to be true, with respect to the matters released herein. Nevertheless, it is each of the parties' intention, through this release, fully, finally, and forever to settle and release all such matters, and all Claims relative thereto, which may exist, or hereto have existed against the other, and each agrees that this release is such a full and final release. In furtherance of such intention, the release herein given shall be and remain in effect as a full and complete release of such additional or different Claims or facts relative thereto notwithstanding the discovery by such part of the existence of any additional or different Claims or facts relating to the Claims.

                (c) ADEA Release. Baham agrees and expressly acknowledges that this Agreement includes a waiver and release of all claims which Baham has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. $ 632, et seq. ("ADEA"). The following terms and conditions apply to and are part of the waiver and release of ADEA claims under this Agreement.
                     (1)   The waiver and release of claims under
the ADEA contained in this Agreement does not cover rights or claims that may arise after the date on which Baham signs this Agreement.
                    (2) This Agreement involves consideration in addition to anything of value to which Baham is already entitled.

                     (3)  Baham is advised to consult, and has in
fact consulted, an attorney before signing this Agreement.

                     (4)   Baham is granted twenty-one (21)  days
after he is presented with this Agreement to decide whether or not to sign this Agreement. If he executes this Agreement prior to the expiration of such period, he does so voluntarily and upon advice of counsel.

                     (5)  Baham will have the right to revoke the
waiver and release of claims under the ADEA within seven (7) days of signing this Agreement.

                     (6)   This  paragraph 3 (c) and Geodynamics'
obligation to pay money to Baham under subparagraphs 2 (a) (2) and (3) shall be effective upon the later of the Effective Date or the date the revocation period expires without this paragraph having been revoked. The remaining provisions of this Agreement shall be effective upon the Effective Date.

          4. Consulting Agreement. This Agreement will operate as a consulting agreement whereby Baham will be retained as a consultant to Geodynamics for a period commencing on the date of this Agreement and terminating on the earlier of (i) two years from the date hereof, or (ii) the date Baham obtains other full-time employment to which responsibility for his security clearances could be transferred. Baham shall be paid $1.00 per year for such consulting agreement. During the period of the consulting agreement, Geodynamics shall use its best efforts to maintain Baham's security clearance intact, if possible, but shall have no other obligations hereunder.


5. Customer Employment Waiver. Geodynamics hereby agrees to waive any prohibition in any contract with any of its prior, present or future customers, contractors, subcontractors, vendors or associates that would preclude or limit such person on entity from employing Baham, or his employer, in any capacity or retaining him as a consultant by providing a letter in the form attached hereto as Exhibit A. Geodynamics will send within three
(3) days of the execution of this Agreement a letter to this effect to Martin Marietta Corporation. Upon written request of Baham to Geodynamics, Geodynamics will reaffirm such waiver in writing to any person or entity.

          6.   Miscellaneous.

               (a) Non-Disclosure. Except as required to comply with the law, to consult with their financial and tax advisor, or to meet their contractual obligation, each party agrees to keep the terms of this Agreement confidential and agrees not to make, nor cause to be made, any news release, disclosure or public announcement pertaining to this Agreement or the subject matter hereof without the prior written approval of the other party.

                (b) Equitable Remedies: Each of the parties hereto acknowledges that the remedy at law for any breach, or threatened breach, of the provisions of this Agreement will be inadequate and, accordingly, each of them covenants and agrees that, with respect to any such breach or threatened breach, the non-breaching party, in addition to any other rights or remedies that it may have and regardless of whether such other rights or remedies have been previously exercised, will be entitled to such equitable and injunctive relief as may be available.

                (c)   Arbitration.  Except with  respect  to  any
application by Geodynamics or Baham for injunctive or other non-monetary equitable relief pursuant to paragraph 6 (b) of this Agreement, any controversy, dispute, or claim between the parties to this Agreement or any party released pursuant to it, including any claim arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement shall be settled by arbitration before a single arbitrator conducted in Los Angeles, California, in accordance with the most applicable then existing rules of the American Arbitration Association, and judgment upon any award rendered by the arbitrator(s) may be entered by any state or federal court having jurisdiction thereof. Such arbitration shall be the exclusive remedy for determining any such dispute, regardless of its nature. In the event the parties are unable to agree upon an arbitrator, the parties shall select a single arbitrator by striking alternately (the first to strike being chosen by lot) from a list of seven arbitrators designated by the American Arbitration Association; four shall be retired judges of the Superior or Appellate Courts resident in Los Angeles or Orange Counties selected from the "Independent List" of retired judges and three shall be members of the National Academy of Arbitrators resident within Los Angeles or Orange Counties, California. In the event of any such arbitration, the fees of the arbitrator and any costs associated with the arbitration shall be divided equally between the parties. The prevailing party shall be awarded reasonable attorney's fees as part of the arbitration award.

               (d) Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, warranties, statements and understandings, whether oral or written, with respect to the subject matter hereof.
               (e) Notices. All notices, demands, elections, or requests provided for or permitted to be given pursuant to this Agreement must be in writing. All notices, demands, elections, and requests shall be deemed to have been duly given on the date delivered personally or on the date of receipt if sent by overnight delivery services, facsimile transmission, or registered or certified U.S. Mail with return receipt requested, to the following addresses, or such other addresses as may be subsequently designated in writing and delivered to the other parties hereto:

          To Geodynamics:
               Geodynamics Corporation
               21171 Western Avenue, Suite 110
               Torrance, California 90501
               Attention:  Robert L. Paulson,
               Chief Executive Officer
               Fax:  (310) 781-3615

          with copies to:

               Joseph E. Nida, Esq.
               Nida & Maloney
               801 Garden Street, Suite 201
               Santa Barbara, California  93101
               Fax:  (805) 568-1955
          and

               Alexander F. Wiles, Esq.
               Irell & Manella
               1800 Avenue of the Stars, Suite 900
               Los Angeles, California  90067
               Fax:  (310) 203-7199

          To Baham:

               Mr. Alney A. Baham
               19502 Georgina Avenue
               Cerritos, California  90703
               Fax:  (310) 860-3341

          with a copy to:

               Mitchell Albert, Esq.
               Haight, Brown & Bonesteel
               1620 26th Street
               Santa Monica, California, 90404
               Fax:  (310) 829-5117

                 (f)    Governing  Law;  Attorneys'  Fees.   This
Agreement   and  the  rights  and  obligations  of  the   parties
hereunder,  shall  be  interpreted, construed,  and  enforced  in accordance with the laws of the State of California without regard to principles of law (such as "conflicts of laws") that might make the law of some other jurisdiction applicable. In the event any legal action or arbitration is instituted to construe or enforce this Agreement or the rights or obligations of any party, the prevailing party shall be entitled to reasonable attorneys' fees, costs and expenses incurred in such legal action. Attorneys' fees incurred in enforcing any judgment in respect of this Agreement are recoverable as a separate item. The preceding sentence is intended to be severable from the other provisions of this Agreement and to survive any judgment and, to the maximum extent permitted by law, shall not be deemed merged into any such judgment.

               (g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

                (h) Amendments, Supplements. This Agreement may not be amended or modified except in a writing signed by Geodynamics and Baham and expressly stating that it is intended to amend this Agreement, except for the addresses to which communications may be sent, which any party may change in accordance with the terms of this Agreement.

                 (i) No Third Party Beneficiaries. Nothing contained in this Agreement is intended to and nothing contained herein shall be interpreted to confer on any party not a party hereto or a successor or assign thereof the rights of a third party beneficiary.

                (j) Captions. All section titles or captions contained in this Agreement or in any schedule or exhibit annexed hereto or referred to herein are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement. All references herein to sections shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

                (k) Severability. If any provision of this Agreement or the application thereof to any person or circumstances shall be held to be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

                 (l)   Counterparts.    This  Agreement  may   be
executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                 (m) No Representations; Counsel. Baham represents that he has secured the advice of counsel prior to executing this Agreement and acknowledges that no representations or warranties have been made by him by Geodynamics to induce him to enter into this Agreement other than those set forth in writing in this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

                                   GEODYNAMICS CORPORATION
                                   ("Geodynamics")



                                   By:       /s/
                                      Robert L. Paulson
                                      Chairman of the Board and
                                      Chief Executive Officer


                                       /s/
                                      ALNEY A. BAHAM
                        CONSENT OF SPOUSE

      The undersigned, Julia H. Baham, spouse of Alney A. Baham, hereby consents to the execution of the foregoing Agreement by Alney Baham, waives and relinquishes any rights she might otherwise have in the subject matter thereof, by her community property interest, if any, or otherwise, and expressly joins in an reiterates the general release set forth in Section 3 of the Settlement Agreement and the irrevocable prosy and limitations on shareholder activity contained in Section 4 of the Agreement.

          Dated:         April 5th, 1995



                                       /s/
                                      Julia H. Baham



                            Exhibit A

                     Customer Waiver Letter


TO WHOM IT MAY CONCERN:

      This is to notify you that Geodynamics hereby waives any prohibition in any agreement(s) it has with its past, present or future customers, prime contractors, subcontractors, vendors or associates that would prohibit Alney A. Baham, or his employer by virtue of Mr. Baham's relationship with the employer, from going to work for them, being retained by them as a consultant, or supporting them in any capacity. [Our only condition to this waiver is that Mr. Baham assure both you and us that he is no longer an employee of Geodynamics at the time he commences his engagement with you. We currently expect that Mr. Baham will cease to be an employee of Geodynamics no later than April 19, 1995.]1


























     1 Geodynamics will reissue this letter without the bracketed language after the Effective Date or the termination of Mr.
Baham's employment, whichever occurs first.